DAVIS ACCOUNTING GROUP, P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808 • FAX (435) 865-2821

Mr. Joselito Christopher G. Imperial, Director and President
ERE Management, Inc.
8275 South Eastern Avenue, Suite 200
Las Vegas, NV 89123

Dear Mr. Imperial,

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation in Amendment No. 2 to the Registration Statement of ERE Management, Inc. on Form SB-2 of our report on the financial statements of the Company as its registered independent auditors dated October 26, 2007, as of and for the period ended July 31, 2007. We further consent to the reference to us in the section on Experts.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
November 20, 2007.